Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

STATEMENTS

On August 21, 2026, Martin Marietta Materials, Inc. (“Martin Marietta”) acquired all of the outstanding equity interests (the “Transaction”) in Lhoist North America, Inc. (“LNA”), a wholly owned subsidiary of LNA Holding SRL (“LNA Holding”), pursuant to a securities sale agreement (the “SSA”). In accordance with the SSA, the consideration paid by Martin Marietta to LNA Holding was $12,887 million, consisting of (i) $7,028 million of cash and (ii) 10,953,543 shares of newly-issued Martin Marietta common stock, with a value of $5,859 million based on Martin Marietta’s share price of $534.92 on the closing date of the Transaction.

In connection with the Transaction, Martin Marietta issued $750 million aggregate principal amount of 4.850% Senior Notes due 2029 (the “2029 Notes”), $1,250 million aggregate principal amount of 5.200% Senior Notes due 2032 (the “2032 Notes”), $1,000 million aggregate principal amount of 5.400% Senior Notes due 2034 (the “2034 Notes”), $1,500 million aggregate principal amount of 5.625% Senior Notes due 2036 (the “2036 Notes”) and $1,000 million aggregate principal amount of 6.375% Senior Notes due 2056 (the “2056 Notes” and, together with the 2029 Notes, the 2032 Notes, the 2034 Notes and the 2036 Notes, the “Notes”), and incurred $1,500 million of indebtedness under a three-year unsecured term loan facility (the “Term Loan Facility”). The pro forma financial statements also reflect borrowings of $28 million under Martin Marietta’s $1,500 million revolving credit facility (the “Revolving Credit Facility”).

The pro forma financial statements have been derived from the historical consolidated financial statements of Martin Marietta and LNA.

The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) as of June 30, 2026, gives effect to the Transaction and the related financings as if they were consummated on June 30, 2026. The unaudited pro forma condensed combined statements of earnings (the “pro forma statements of earnings”) for the year ended December 31, 2025 and for the six months ended June 30, 2026 give effect to the Transaction and the related financings as if they were consummated on January 1, 2025. Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the pro forma financial statements.

In accordance with Accounting Standards Codification (ASC) Topic 805, Business Combinations, the Transaction is being accounted for under the acquisition method with Martin Marietta as the acquirer. The purchase price has been allocated to the estimated fair values of the assets acquired and liabilities assumed from LNA using fair value concepts defined in ASC Topic 820, Fair Value Measurement. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date, which, in this case, is the closing date of the Transaction. The Transaction consideration and unaudited pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are performed, and such further adjustments may be material.

The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	the historical audited consolidated financial statements of Martin Marietta as of and for the year ended December 31, 2025, included in Martin Marietta’s Form 10-K filed with the SEC on February 19, 2026;

•	the historical unaudited condensed consolidated interim financial statements of Martin Marietta as of and for the quarter and six months ended June 30, 2026, included in Martin Marietta’s Form 10-Q filed with the SEC on July 30, 2026;

•	the historical audited consolidated financial statements of LNA as of and for the years ended December 31, 2025 and 2024, included in Exhibit 99.1 to Martin Marietta’s Current Report on Form 8-K filed with the SEC on August 10, 2026; and

•	the historical unaudited condensed consolidated interim financial statements of LNA as of June 30, 2026 and for the six months ended June 30, 2026 and 2025, included in Exhibit 99.2 to Martin Marietta’s Current Report on Form 8-K filed with the SEC on August 10, 2026.

The pro forma financial statements have been presented for illustrative purposes only and do not reflect the anticipated impact of synergies expected to be realized from the Transaction. Therefore, the pro forma financial statements are not indicative of the results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company. The following information is only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Martin Marietta and LNA might have looked like had the Transaction taken place at an earlier date and should not be relied on for any other purpose. All financial data included in the pro forma financial statements is presented in millions of U.S. Dollars and has been prepared on the basis of U.S. GAAP and Martin Marietta’s presentation and accounting policies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2026

(in millions, except per share amounts)

	Martin Marietta (Historical)	Lhoist North America, Inc. and Subsidiaries (Historical)	Reclassifi- cations	Note 3	Lhoist North America, Inc. and Subsidiaries (Reclassified)	Transaction Accounting Adjustments	Note 3	Financing	Note 3	Pro Forma Combined
Assets
Cash and cash equivalents	$112	$26	$—		$26	$(7,028)	(b)	$7,028	(b)	$138
Restricted cash	8	—	—		—	—		—		8
Advances to affiliate	—	279	—		279	—		—		279
Accounts receivable, net	1,020	224	—		224	—		—		1,244
Inventories	1,169	93	44	(a)	137	42	(c)	—		1,348
Prepaid expenses and other	—	48	(48)	(a)	—	—		—		-
Income taxes receivable	—	9	(9)	(a)	—	—		—		-
Other current assets	131	—	13	(a)	13	21	(d)	—		165
Current assets held for sale	6	—	—		—	—		—		6
Total Current Assets	2,446	679	—		679	(6,965)		7,028		3,188

Property, plant and equipment, net	13,101	939	—		939	3,714	(e)	—		17,754
Goodwill	3,959	107	—		107	4,141	(f)	—		8,207
Other intangibles, net	565	38	—		38	5,931	(g)	—		6,534
Operating lease right-of-use assets, net	381	63	—		63	—		—		444
Other noncurrent assets	853	4	—		4	(1)	(h)	—		856
Total Assets	$21,305	$1,830	$—		$1,830	$6,820		$7,028		$36,983
Liabilities and Equity
Accounts payable	$349	$85	$—		$85	$88	(d)	$—		$522
Accrued salaries, benefits and payroll taxes	71	—	25	(a)	25	—		—		96
Accrued income taxes	—	5	(5)	(a)	—	—		—		-
Accrued other taxes	50	—	—		—	—		—		50
Accrued expenses	—	87	(87)	(a)	—	—		—		-
Current maturities of long-term debt	860	31	—		31	(31)	(i)	—		860
Current operating lease liabilities	70	18	—		18	—		—		88
Unpaid commitments to limited liability companies	51	—	—		—	—		—		51
Other current liabilities	288	—	67	(a)	67	(20)	(j)	—		335
Total Current Liabilities	1,739	226	—		226	37		—		2,002

Long-term debt	5,091	892	—		892	(892)	(i)	7,028	(b)	12,119
Deferred income taxes, net	1,641	18	—		18	2,379	(c), (e), (g)	—		4,038
Noncurrent operating lease liabilities	324	50	—		50	—		—		374
Other noncurrent liabilities	962	148	—		148	—		—		1,110
Total Liabilities	9,757	1,334	—		1,334	1,524		7,028		19,643

Equity
Common stock	1	—	—		—	—		—		1
Preferred stock	—	—	—		—	—		—		-
Additional paid-in capital	3,587	60	—		60	5,799	(k)	—		9,446
Accumulated other comprehensive earnings	94	3	—		3	(3)	(k)	—		94
Retained earnings	7,864	433	—		433	(500)	(d), (k)	—		7,797
Total Shareholders Equity	11,546	496	—		496	5,296		—		17,338
Noncontrolling interests	2	—	—		—	—		—		2
Total Equity	11,548	496	—		496	5,296		—		17,340

Total Liabilities and Equity	$21,305	$1,830	$—		$1,830	$6,820		$7,028		$36,983

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

For the Six Months Ended June 30, 2026

(in millions, except per share amounts)

	Martin Marietta (Historical)	Lhoist North America, Inc. and Subsidiaries (Historical)	Reclassifi- cations	Note 4	Lhoist North America, Inc. and Subsidiaries (Reclassified)	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Revenues/Sales	$3,309	$905	$—		$905	$(1)	(b)	$4,213
Cost of revenues/sales	2,504	486	—		486	93	(b), (d)	3,083
Gross Profit	805	419	—		419	(94)		1,130

Selling, general & administrative expenses	249	80	—		80	—		329
Acquisition, divestiture and integration expenses	24	—	—		—	—		24
Other operating (income), net	(1)	—	(1)	(a)	(1)	—		(2)
Royalty (income)	—	(1)	1	(a)	—	—		-
Earnings from Operations	533	340	—		340	(94)		779

Interest (income)	—	(5)	5	(a)	—	—		-
Interest expense	115	26	—		26	166	(f), (j)	307
Other nonoperating (income)/expense, net	(19)	1	(5)	(a)	(4)	—		(23)
Earnings from continuing operations before income tax expense	437	318	—		318	(260)		495

Income tax expense (benefit)	101	66	—		66	(64)	(h)	103
Earnings from continuing operations	$336	$252	$—		$252	$(196)		$392

Net earnings per common share from continuing operations
Basic	$5.57							$5.51
Diluted	$5.56							$5.50

Weighted-average common shares outstanding
Basic	60.2					10.9	(i)	71.1
Diluted	60.3					10.9	(i)	71.2

See accompanying notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF EARNINGS

For the Year Ended December 31, 2025

(in millions, except per share amounts)

	Martin Marietta (Historical)	Lhoist North America, Inc. and Subsidiaries (Historical)	Reclassifi- cations	Note 4	Lhoist North America, Inc. and Subsidiaries (Reclassified)	Transaction Accounting Adjustments	Note 4	Pro Forma Combined
Revenues/Sales	$6,150	$1,754	$—		$1,754	$(4)	(b)	$7,900
Cost of revenues/sales	4,261	934	—		934	227	(b), (c), (d)	5,422
Gross Profit	1,889	820	—		820	(231)		2,478

Selling, general & administrative expenses	443	144	—		144	—		587
Acquisition, divestiture and integration expenses	15	—	—		—	88	(e)	103
Other operating (income), net	(6)	—	(7)	(a)	(7)	—		(13)
Royalty (income)	—	(7)	7	(a)	—	—		—
Earnings from Operations	1,437	683	—		683	(319)		1,801

Interest (income)	—	(16)	16	(a)	—	—		—
Interest expense	230	55	—		55	330	(f), (j)	615
Other nonoperating (income)/expense, net	(19)	2	(16)	(a)	(14)	3	(g)	(30)
Earnings from continuing operations before income tax expense	1,226	642	—		642	(652)		1,216

Income tax expense (benefit)	236	128	—		128	(160)	(h)	204
Earnings from continuing operations	$990	$514	$—		$514	$(492)		$1,012
Net earnings per common share from continuing operations
Basic	$16.37							$14.17
Diluted	$16.34							$14.15

Weighted-average common shares outstanding
Basic	60.5					10.9	(i)	71.4
Diluted	60.6					10.9	(i)	71.5

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

The pro forma financial statements have been derived from the historical consolidated financial statements of Martin Marietta and LNA. The pro forma balance sheet as of June 30, 2026, gives effect to the Transaction and the related financings as if they were consummated on June 30, 2026. The pro forma statements of earnings for the year ended December 31, 2025 and for the six months ended June 30, 2026 give effect to the Transaction and the related financings as if they were consummated on January 1, 2025. The pro forma financial statements and related notes are prepared in accordance with Article 11 of Regulation S-X, as amended.

In accordance with Accounting Standards Codification (ASC) Topic 805, Business Combinations, the Transaction is being accounted for under the acquisition method with Martin Marietta as the acquirer. The purchase price has been allocated to the estimated fair values of the assets acquired and liabilities assumed from LNA using fair value concepts defined in ASC Topic 820, Fair Value Measurement. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date, which, in this case, is the closing date of the Transaction. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result, the pro forma financial statements may record assets which are not intended to be used by Martin Marietta and/or value assets at fair value measures that do not reflect Martin Marietta’s intended use of those assets. Many fair value measurements can be highly subjective and it is also possible that others applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts. Martin Marietta believes the estimated fair values are reasonable, based on information that is currently available.

The pro forma financial statements do not reflect any anticipated cost savings or associated costs to achieve such savings from operating efficiencies, synergies or other restructuring that result from the Transaction. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. Transactions between Martin Marietta and LNA during the periods presented in the pro forma financial statements have been eliminated as if LNA was a consolidated subsidiary of Martin Marietta during the periods presented.

Note 2. Transaction Consideration and Purchase Price Allocation

The Transaction consideration included in the pro forma financial statements is calculated as follows:

Martin Marietta shares issued	10,953,543
Martin Marietta share price on August 21, 2026	$534.92
Share consideration	$5,859,269,222
Cash consideration	7,027,745,270
Total Transaction consideration	$12,887,014,492

The following is the estimated allocation of the Transaction consideration to the fair value of the assets acquired and the liabilities assumed by Martin Marietta in the Transaction as of June 30, 2026:

(in millions)
Assets
Cash and cash equivalents	$26
Accounts receivable	224
Advances to LNA affiliates	279
Inventories	179
Other current assets	13
Property, plant and equipment	4,653
Other intangible assets	5,969
Other noncurrent assets	66
Total Assets, excluding goodwill	$11,409

Liabilities
Accounts payable	$85
Accrued expenses	72
Current operating lease liabilities	18
Noncurrent operating lease liabilities	50
Other noncurrent liabilities	148
Deferred income taxes	2,397
Total Liabilities	$2,770

Net assets acquired	$8,639
Goodwill	4,248
Purchase Price	$12,887

Goodwill represents the excess of the estimated Transaction consideration over the estimated fair value of the underlying net assets acquired.

Note 3. Adjustments to Pro Forma Balance Sheet

(a) Reclassified LNA historical presentation. Based on the amounts reported in the Martin Marietta consolidated balance sheet as of June 30, 2026, certain financial statement line items included in LNA’s historical financial statement presentation have been reclassified to conform to corresponding financial statement line items included in Martin Marietta’s historical presentation. Specifically, (i) $44 million of spare parts inventories has been reclassified from prepaid expenses and other to inventories; (ii) $4 million has been reclassified from prepaid expenses and other to other current assets; (iii) $9 million has been reclassified from income taxes receivable to other current assets; (iv) $25 million has been reclassified from accrued expenses to accrued salaries, benefits and payroll taxes; (v) $5 million has been reclassified from accrued income taxes to other current liabilities; and (vi) $62 million has been reclassified from accrued expenses to other current liabilities. These reclassifications had no material impact on total assets, total liabilities and total equity historically reported by Martin Marietta or LNA.

(b) Cash and Cash Equivalents and Long-Term Debt. Reflects the payment of the $7,028 million cash component of the Transaction consideration and the corresponding incurrence of $7,028 million of long-term debt to finance such payment. The long-term debt consists of Martin Marietta incurring $5,500 million of indebtedness in the form of the Notes, borrowing $1,500 million under the Term Loan Facility and borrowing $28 million under the Revolving Credit Facility to fund the cash component of the Transaction consideration. See Note 2—Transaction Consideration and Purchase Price Allocation.

(c) Inventories. Reflects the $42 million write-up to record LNA’s inventories at fair value. The write-up of inventories resulted in the recognition of a $10 million deferred income tax liability, which was calculated using an estimated statutory rate of 24.6%.

(d) Other Current Assets, Accounts Payable and Retained Earnings. Reflects the accrual of $88 million for additional nonrecurring transaction expenses to be incurred by Martin Marietta subsequent to June 30, 2026 and a $21 million income tax receivable for the related income tax benefit (included in other current assets), which was calculated using an estimated statutory rate of 24.6%. The net amount, $67 million, is presented as a reduction of retained earnings.

(e) Property, Plant and Equipment and Deferred Income Taxes. Reflects a write-up of $3,714 million to record LNA’s property, plant and equipment at fair value. The mineral reserves are depleted using the units-of-production method. The depreciable property, plant and equipment has an estimated weighted-average remaining useful life of 18 years. The write-up resulted in the recognition of a $912 million deferred income tax liability, which was calculated using an estimated statutory rate of 24.6%.

(f) Goodwill. Reflects the $107 million elimination of LNA’s historical goodwill and recording $4,248 million for the excess of the purchase price paid over the fair value of LNA’s identifiable assets acquired and liabilities assumed. The goodwill is not deductible for tax purposes.

(g) Other Intangible Assets and Deferred Income Taxes. Reflects the elimination of $38 million of LNA’s historical other intangible assets and the recognition of $5,969 million of new preliminary identifiable intangible assets. The other intangibles include $1,900 million of customer relationships and $220 million of developed technology, which have estimated useful lives of 23 years and 20 years, respectively, and $3,849 million of permits that have a weighted-average useful life of 85 years. The recognition of other intangible assets resulted in the recognition of an additional $1,457 million deferred income tax liability, which was calculated using an estimated statutory rate of 24.6%.

A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $17 million annually. Pro forma amortization is based on the use of straight-line amortization. The amount of amortization may differ significantly based upon the final value assigned and amortization lives used for each identifiable intangible asset. The Company continues to evaluate the identifiable intangible assets acquired, and measurement period adjustments will be recorded for changes based on this review.

(h)Other Noncurrent Assets. Reflects the elimination of $1 million for the fair value of LNA’s interest rate swap derivative related to its long-term debt. Martin Marietta did not assume LNA’s historical long-term debt.

(i) Long-Term Debt. Reflects the elimination of LNA’s long-term debt of $923 million, which includes the current and long-term portions, as this is not an assumed liability.

(j) Accrued Expenses. Reflects the elimination of $20 million of accrued interest, as Martin Marietta did not assume LNA’s long-term debt.

(k) Common Stock, Additional Paid-in Capital, Accumulated Other Comprehensive Earnings and Retained Earnings. Reflects the elimination of LNA’s historical equity balances, including accumulated other comprehensive earnings. The adjustments also reflect the issuance of 10,953,543 new shares of Martin Marietta’s common stock, which resulted in a $5,859 million increase to additional paid-in capital.

Note 4. Adjustments to Pro Forma Statements of Earnings

The pro forma adjustments included in the pro forma statements of earnings:

(a) Reclassification of LNA’s historical presentation. Based on the amounts reported in the Martin Marietta consolidated statements of earnings for the year ended December 31, 2025 and for the six months ended June 30, 2026, certain financial statement line items included in LNA’s historical presentation have been reclassified to conform to corresponding financial statement line items included in Martin Marietta’s historical financial statement presentation. Royalty income of $7 million and $1 million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively, has been reclassified to other operating income, net. Interest income of $16 million and $5 million for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively, has been reclassified to other nonoperating (income)/expense, net. These reclassifications had no material impact on the historical earnings from continuing operations reported by Martin Marietta or LNA.

(b) Revenues and Cost of Revenues. Reflects the elimination of $4 million and $1 million of transactions between Martin Marietta and LNA that occurred for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively, as if LNA was a consolidated subsidiary of Martin Marietta during these periods. The transactions between the entities were for the purchases/sales of aggregates products.

(c) Cost of Revenues. Reflects $41 million of amortization expense included in the pro forma statement of earnings for the year ended December 31, 2025 for the increase in fair value of acquired inventory. The acquired inventory is expected to be sold within the first twelve months following the closing of the Transaction and has been reflected in the pro forma statement of earnings for the year ended December 31, 2025, as the Transaction is assumed to have closed on January 1, 2025.

(d) Cost of Revenues. Reflects $190 million and $94 million of additional depreciation, depletion, and amortization expense for the year ended December 31, 2025 and the six months ended June 30, 2026, respectively, related to the write-up of LNA’s property, plant and equipment to fair value and the recognition of other acquired intangible assets as of the assumed January 1, 2025 closing date of the Transaction.

(e) Acquisition, Divestiture and Integration Expenses. Reflects recording an estimated $88 million of transaction expenses in the year ended December 31, 2025, to be incurred by Martin Marietta subsequent to June 30, 2026.

(f) Interest Expense. Reflects the elimination of $55 million and $26 million of LNA’s historical interest expense for the year ended December 31, 2025, and the six months ended June 30, 2026, respectively, as Martin Marietta did not assume LNA’s historical debt (see Note 3).

(g) Other Nonoperating (Income)/Expense, Net. Reflects the elimination of LNA’s $3 million gain related to the interest rate swap derivative that was amortized into earnings during the year ended December 31, 2025. Martin Marietta did not assume LNA’s long-term debt nor the related interest rate swap derivative.

(h) Income Tax Expense (Benefit). Reflects the income tax effect of assuming Martin Marietta’s statutory income tax rate of 24.6% for the pro forma adjustments.

(i) Net Earnings Per Share and Weighted-Average Shares Outstanding. The pro forma basic and diluted earnings per share are based on the historical weighted average number of shares of Martin Marietta common stock outstanding, adjusted for the 10,953,543 shares of common stock issued to LNA stockholders as part of the purchase consideration in the Transaction. Shares of common stock issued to LNA stockholders are assumed to have been issued as of January 1, 2025 and outstanding for the entirety of the annual period ended December 31, 2025 and the six-month period ended June 30, 2026.

The following table presents the computation of pro forma basic and diluted weighted-average shares outstanding for the year ended December 31, 2025.

Weighted-Average Shares
(in millions)
Martin Marietta’s historical weighted-average common shares outstanding—basic	60.5
Shares of Martin Marietta’s common stock issued to consummate Transaction	10.9
Pro forma weighted-average common shares outstanding—basic	71.4

Martin Marietta’s historical weighted-average common shares outstanding—diluted	60.6
Shares of Martin Marietta’s common stock issued to consummate Transaction	10.9
Pro forma weighted-average common shares outstanding—diluted	71.5

The following table presents the computation of pro forma basic and diluted weighted-average shares outstanding for the six months ended June 30, 2026.

Weighted-Average Shares Outstanding
(in millions)
Martin Marietta’s historical weighted-average common shares outstanding—basic	60.2
Shares of Martin Marietta’s common stock issued to consummate Transaction	10.9
Pro forma weighted-average common shares outstanding—basic	71.1

Martin Marietta’s historical weighted-average common shares outstanding—diluted	60.3
Shares of Martin Marietta’s common stock issued to consummate Transaction	10.9
Pro forma weighted-average common shares outstanding—diluted	71.2

Debt Financing Related to the Transaction

(j) Interest Expense. Reflects the additional interest expense of $385 million and $192 million for the year ended December 31, 2025, and the six months ended June 30, 2026, respectively, for borrowings used to finance the cash component of the Transaction consideration as of the assumed January 1, 2025 closing date.

The pro forma financial information reflects interest expense calculated using 5.39%, the weighted-average interest rate of the debt incurred to finance the cash component of the Transaction consideration. It also includes amortization of the debt issue costs. The interest rate assumed for the variable rate debt is 4.95%. The variable interest rate is subject to change based on, among other things, prevailing market conditions, and any variation could result in material differences to the pro forma results. An increase or decrease in the assumed interest rate of 4.95% for variable rate debt by one-eighth of a percent would increase or decrease pro forma interest expense by $2 million for the year ended December 31, 2025 and $1 million for the six months ended June 30, 2026.